Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL TO THE REGISTRANT AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY [***].

ASSET PURCHASE AGREEMENT

By and Among

DOUBLE OR NOTHING LLC

JOEL GOTT

CHARLES BIELER

and

AGRIFY CORPORATION

Dated December 12, 2024

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated December 12, 2024, is made by and among DOUBLE OR NOTHING LLC, a California limited liability company (“Seller”), JOEL GOTT, and CHARLES BIELER, an individual (the “Owners”), and AGRIFY CORPORATION, a Nevada corporation (“Purchaser”). (Seller, the Owners, and Purchaser are sometimes referred to individually as a “Party” and together, as the “Parties.”)

RECITALS

A. Seller is engaged in the business of manufacturing (through third parties), marketing, and distributing (through third parties) beverages containing cannabinoids, including the licensing of brands in connection therewith (the “Business”).

B. The Owners own 100% of Seller’s membership interests and thus stand to materially benefit from the transactions contemplated hereby.

C. Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase from Seller, substantially all of Seller’s assets, including all of the assets related to the Business, on the terms and subject to the conditions contained in this Agreement (the “Transaction”), and to provide for Purchaser’s continuation of the Business, by entering into certain other agreements as set forth herein. The Parties acknowledge that Seller shall retain all Liabilities of the Business (and any other Liabilities of Seller) except for the Assumed Liabilities.

D. The Parties intend that Purchaser shall only acquire assets hereunder whose use in the Business is compliant with Canadian law or the definition of legal hemp under the 2018 Farm Bill and applicable State Laws.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

Article I.
PURCHASE AND SALE OF ASSETS.

Section 1.1 Purchased Assets. At the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, free and clear of all liens, claims, options, charges, security interests, pledges, mortgages or other encumbrances (collectively, “Liens”), other than Permitted Liens, all of Seller’s assets and properties of every kind and nature, real and personal, tangible and intangible, wherever situated, including all such assets and properties that are used in, or relate to, the Business, except for the Excluded Assets (all of the assets, properties, rights and interests being acquired hereby are collectively called the “Purchased Assets”).

The Purchased Assets include, without limitation, the following items used in connection with the Business, including all proceeds therefrom:

(a) Reserved.

(b) Records. All books and records, documents, customer files, customer lists, vendor lists and records, cost files and records, credit information, distribution records, business records, correspondence and sales and promotional literature and materials (collectively, the “Books and Records”);

(c) Intellectual Property. All (i) Patents, (ii) Trademarks, (iii) Trade Names, (iv) know-how specific to the Products (as hereinafter defined), (v) copyrights, inventions, trade secrets, service marks and all other intellectual property rights, and (vi), in each case, all goodwill associated therewith or related thereto, and together with all causes of action (in law or equity), claims, demands and any other rights for, or arising from any past, present or future infringement thereof (collectively, the “Intellectual Property”);

(d) Reserved.

(e) Reserved.

(f) Contracts. All rights and benefits under and all contracts, of whatever nature or description, that relate to the Business, including those listed on Schedule 1.1(f) (collectively, the “Contracts”);

(g) Reserved.

(h) Deposits and Claims. All advance payments, deposits and claims for refund (other than refunds pertaining to Liabilities that are not Assumed Liabilities), credit and the like that relate to the Business;

(i) Inventory. All inventory, including raw materials, work-in-process, finished goods, packaging and supplies held for use in the conduct of the Business, whether or not carried or reflected on the books of Seller (collectively, the “Inventory”); and

(j) Goodwill. All goodwill associated with the Business.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

Section 1.2 Limitations on Assignability. Seller shall use commercially reasonable efforts to obtain all consents or approvals necessary for the assignment and assumption of any of the Purchased Assets. Nothing contained in this Agreement shall require Purchaser to enter into, or to accept as a substitute for performance by Seller hereunder, any arrangement that would impose any additional Liability on Purchaser, or that would deprive Purchaser of any benefits contemplated by this Agreement, and nothing herein shall require Purchaser to close the Transaction in the event Seller’s failure to deliver any of the Purchased Assets would constitute a failure to satisfy any of the conditions contained in Section 10.1. In the event that any consent or approval with respect to the foregoing is not obtained and Purchaser waives its right to receive such consent or approval at Closing, then the Parties shall cooperate in a commercially reasonable manner to provide Purchaser with all of the benefits enjoyed by Seller under the Purchased Assets (including any Contracts) for which such consent or approval has not been given and Seller shall continue to use its commercially reasonable efforts to obtain any remaining third-party consents or approvals. Purchaser shall, as agent or subcontractor for Seller, pay, perform and discharge fully the Liabilities of Seller thereunder from and after the Closing Date, as agreed between Purchaser and Seller, all of which shall be Assumed Liabilities. To the extent permitted under Law, Seller shall hold in trust for and pay to Purchaser promptly upon receipt thereof all income, proceeds and other monies received by Seller to the extent related to any such Purchased Assets (any Contracts) in connection with the arrangements under this Section 1.2. As soon as a consent for the sale, assignment, transfer, conveyance, delivery or assumption of any such Purchased Assets (including any Contract) is obtained, Seller shall promptly assign, transfer, convey and deliver such Contract, together with any related Assumed Liabilities, and/or Purchased Assets to Buyer for no additional consideration.

Section 1.3 Excluded Assets. The Excluded Assets shall consist of (i) [***] (collectively, the “State-Licensed Cannabis Assets”), (ii) [***] (collectively, the “NY Cannabis Assets”), and (iii) all assets, properties and rights of Seller listed on Schedule 1.3 (the “Excluded Assets”).

Article II.
LIABILITIES.

Section 2.1 Assumption of Liabilities. Purchaser shall not, at any time, assume or agree to discharge or perform any expenses, obligations, costs, debts, liabilities, absolute or contingent, known or unknown, liquidated or unliquidated, whether due or to become due, regardless of when or by whom asserted, (a “Liability”) of Seller, except Liabilities of Seller (i) listed on Schedule 2.1, (ii) accruing after the Closing Date under the executory portion of each of the Contracts listed on Schedule 1.1(f), or (iii) any and all Liabilities relating to the ownership and operation of the Purchased Assets to the extent first arising or accruing after the Closing (the “Assumed Liabilities”).

Section 2.2 Excluded Liabilities. Notwithstanding Section 2.1 (and without implication that Purchaser is assuming any Liability of Seller not expressly excluded in this Section 2.2 and, where applicable, without implication that any of the following would constitute Assumed Liabilities but for the provisions of this Section 2.2), the following Liabilities of Seller shall not be assumed or discharged by Purchaser:

(a) Transaction Expenses. Any Liabilities for legal, accounting and investment banking fees and other expenses incurred by Seller or Owners in connection with the Transaction;

(b) Taxes. Any Liabilities for Taxes of any kind, including (i) any Taxes of Seller or its Affiliates; (ii) all Taxes arising out of or relating to the ownership, operation or conduct of the Business or the Purchased Assets attributable to any tax period ending prior to or on (and including) the Closing Date (including the pre-Closing portion of any Straddle Period determined in accordance with Section 7.9(a)); (iii) Transfer Taxes; and (iv) any Taxes imposed on or with respect to the Excluded Assets (collectively, the “Excluded Taxes”);

(c) Breach of This Agreement. Any Liabilities of Seller or the Owners to the extent such constitute or result in a breach of any provision of this Agreement;

(d) Liability Claims. Any Liabilities relating to the operation of the Business prior to the Closing;

(e) Breach of Contract. Any Liabilities (whether asserted before or after the Closing) for any breach of any provision or claim contained in any Contract that is an Assumed Liability, to the extent that such breach or claim arose out of or by virtue of performance (or omission) thereunder directly or indirectly by or for Seller prior to the Closing;

(f) Employee Plans and Obligations. Any Liabilities arising out of or in connection with any employment agreement or Employee Plan, whether oral or written, or any Liabilities arising out of any employment relationship;

(g) Environmental Claims. Any claim, action, suit or proceeding arising from or related to (and any Liabilities related thereto), the presence, generation, emission, storage, treatment, transport or disposal of any Hazardous Substance from, to, at, in, on or under any facility owned or used by Seller in connection with the Business or otherwise, and Liabilities arising from violations of Environmental Laws, at any time, by Seller, or arising from or relating to the presence, generation, emission, storage, treatment, transport or disposal of any substance from, to, at, in, on or under any facility owned or used by Seller, at any time;

(h) Insurance. Any Liabilities of Seller for retrospective or similar insurance premium adjustments;

(i) Performance. Any Liabilities or obligations of Seller arising out of or related to its performance under this Agreement (regardless of whether such performance is required prior to or after the Closing Date), including, without limitation, any Liability or obligation arising under Seller’s or the Owners’ indemnification obligations under Article IX;

(j) Unassumed Executory Liabilities. Any Liabilities under or associated with Contracts that are not listed on Schedule 1.1(f) or, if listed, that were not properly assigned to Purchaser as contemplated by Section 1.2, unless Purchaser notifies Seller of its election to retain the rights and benefits under such Contracts notwithstanding any such improper assignment; and

(k) General Provision. Without limitation by the specific enumeration of the foregoing, any debt, Liability or other obligation of Seller, whether now or hereafter existing, known or unknown, accrued or contingent, not expressly assumed by Purchaser pursuant to the provisions of Section 2.1.

Article III.
PURCHASE CONSIDERATION.

Section 3.1 Purchase Price; Reimbursement of Inventory Expenses. The aggregate consideration to be delivered by Purchaser to Seller at the Closing shall be (i) 97,300 shares (the “Shares”) of Purchaser’s common stock, par value $0.001 per share (the “Common Stock”), (ii) 432,700 pre-funded warrants to purchase Common Stock, in substantially the form of warrant attached hereto as Exhibit A (the “Pre-Funded Warrants”), and (iii) Purchaser’s assumption of the Assumed Liabilities (the “Purchase Price”). Notwithstanding anything to the contrary set forth in this Section 3.1, in addition to the Purchase Price, at the Closing, the Purchaser shall reimburse Seller for all Inventory in an amount equal to the Seller’s cost relating to such Inventory; provided, however, that (i) the foregoing reimbursement payment shall be permitted to be paid at any time on or prior to the date that is thirty (30) days after the Closing Date and (ii) the reimbursement obligations in this Section shall not apply to Inventory financed in connection with that certain Secured Promissory Note, by and between Purchaser and Seller, dated December 6, 2024 (the “Secured Note”).

Section 3.2 Allocation. Purchaser and Seller shall allocate the Purchase Price and any other amount treated as an amount realized for income Tax purposes among the Purchased Assets in accordance with the methodology set forth in Schedule 3.2 (the “Allocation Schedule”) and Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). The Parties shall file a Form 8594 with the Internal Revenue Service (“IRS”) and all returns, declarations, reports, information returns and statements, attachments thereto and other documents required or permitted to be filed under the provisions of any applicable Law and relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation Schedule except as otherwise required by a final (or similar) determination of a tax authority.

Section 3.3 Withholding. Notwithstanding any other provision in this Agreement, Purchaser (and any of its Affiliates or agents) shall be entitled to deduct and withhold from any payment pursuant to this Agreement such amounts as are required to be deducted and withheld under any applicable Law; provided, that prior to any such deduction and withholding, To the extent that amounts are so withheld or deducted and paid over to the applicable tax authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Seller or other applicable recipient of payment in respect of which such deduction and withholding was made.

Article IV.
CLOSING.

Section 4.1 The Closing. Subject to Article X, the closing of the Transaction (the “Closing”) shall take place, on a date mutually agreed upon by the Parties, no later than December 16, 2024, subject to the satisfaction or waiver of all of the conditions to closing set forth in Article X (the “Closing Date”), by electronic transmission of documents and signatures, or at such other time or place as the Parties hereto shall agree in writing, (the “Outside Closing Date”), provided that Purchaser may extend the Outside Closing Date in its sole discretion, by 30 days, if Purchaser is working in good faith, and using commercially reasonable efforts, to proceed to the Closing. The Closing shall be deemed effective at 8:00 a.m. Central time on the Closing Date. For purposes of this Agreement, “Business Day(s)” means any day on which commercial banks located in Chicago, Illinois are open for the conduct of ordinary banking business.

Section 4.2 Seller’s Deliveries. Subject to the conditions set forth in this Agreement, at the Closing (except for the Inventory Statement, which Seller shall deliver as promptly as possible following the Closing), Seller shall deliver to Purchaser all of the following, all in form and substance reasonably satisfactory to Seller and to Purchaser and its counsel:

(a) Closing Certificate. A certificate executed on behalf of Seller, by its manager, to the effect that (i) the representations and warranties of Seller and the Owners contained herein were true on the date hereof and are true on the Closing Date with the same effect as though made on and as of the Closing Date; and (ii) Seller and the Owners have performed and complied with all of the agreements and covenants to be performed or complied with by Seller or the Owners under this Agreement prior to and as of the Closing Date;

(b) Instruments of Transfer. Duly-executed bills of sale, assignment and assumption agreements, assignments of Trademarks, all such other instruments of sale, assignment, or transfer as are necessary or appropriate to sell, assign, and transfer to Purchaser and to vest in Purchaser good and marketable title to the Purchased Assets, and any other document, instrument or agreement necessary to consummate the transaction contemplated by this Agreement (in each case, in form and substance acceptable to Seller and Purchaser and in recordable form, where appropriate);

(c) Inventory Statement. A statement of Seller’s Inventory as of the Closing required to be delivered in accordance with this Section 4.2, prepared by Seller in accordance with GAAP, that (i) accurately reflects Seller’s Inventory and (ii) Seller has not rejected (the “Inventory Statement”);

(d) Good Standing Certificate. A Certificate of Status (i.e., certificate of good standing) dated not more than two (2) Business Days prior to the Closing Date with respect to Seller, issued by the Secretary of State of California;

(e) UCC Releases. UCC termination statements releasing each of the Liens upon the Purchased Assets other than Permitted Liens or such other evidence of payment in full of any such Liens in form and substance satisfactory to the Purchaser;

(f) Purchased Assets. All of the Purchased Assets;

(g) Consents. The consents or approvals necessary for the assignment of all of the Purchased Assets;

(h) Resolutions. A copy of any resolutions of Seller necessary to approve this Agreement and the transactions contemplated hereby (as determined by Purchaser in its sole discretion), certified as of the Closing Date as having been duly and validly adopted and as being in full force and effect on the Closing Date, authorizing the execution and delivery by Seller of this Agreement and the performance by Seller of the Transaction;

(i) Amendments. Evidence that Seller has amended the terms of any agreements with respect to the State-Licensed Cannabis Assets, prior to the Closing, so that such agreements contain (i) discretionary termination language in favor of the Seller to ensure Seller has the right to terminate such agreements in the event Purchaser requires such agreements to be terminated in accordance with its rights as further described in Section 7.8(a) and (ii) assignment provisions that permit the assignments contemplated by the Option (defined below), provided that, (a) if one or more counterparties to such agreements require that a payment be made in connection with executing such amendments, Seller shall provide Purchaser with prompt written notice, and Purchaser shall, within a reasonable amount of time, provide Seller with written notice of its intent to either (x) waive Seller’s obligation to deliver evidence with respect to such amendment or (y) cover 50% of such payment and (b) if any such amendments are not obtained by the Closing Date, Seller shall continue to use its commercially reasonable efforts to obtain such amendments consistent with this Section 4.2(i);

(j) Form W-9. A valid and complete IRS Form W-9, duly executed by Seller;

(k) Consulting Agreements. With respect to each Owner, a consulting agreement, in the form attached hereto as Exhibit B (each, a “Consulting Agreement”), in each case, executed by the relevant Owner or its affiliate entity; and

(l) Intellectual Property Assignments. Evidence that all Intellectual Property used in connection with the Business has been properly assigned to Seller prior to the Closing.

Section 4.3 Purchaser’s Deliveries. Subject to the conditions set forth in this Agreement, at the Closing Purchaser shall deliver to Seller:

(a) Purchase Price. The Purchase Price;

(b) Consulting Agreements. Copies of the Consulting Agreements executed by Purchaser;

(c) Assignment and Assumption Agreement. An assignment and assumption agreement with respect to the Contracts that constitute Purchased Assets, executed by Purchaser; and

(d) Corporate Consents. Copies of the corporate resolutions or consents necessary in order to approve Purchaser’s entry into this Agreement and consummation of the transactions contemplated hereby.

Article V.
REPRESENTATIONS AND WARRANTIES OF SELLER.

Subject to the schedules attached hereto and incorporated herein by reference, Seller and the Owners, jointly and severally, hereby represent and warrant to Purchaser as follows:

Section 5.1 Corporate Organization and Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority (company and other) to own, lease and operate its properties and assets used in connection with the Business and to conduct the Business as now being conducted.

Section 5.2 Authority Relative to Agreement; No Conflicts. Seller has the company power and authority to enter into this Agreement and to carry out Seller’s obligations hereunder. The execution and delivery of this Agreement and the performance by Seller and the Owners of their obligations hereunder have been duly authorized by Seller and the Owners, and no other corporate or other proceedings are necessary to authorize such execution, delivery and performance, and the execution, delivery and performance hereof do not and will not conflict with or result in any violation of or constitute a breach or default under (i) any term of Seller’s formation or governing documents, (ii) any agreement, permit or other instrument to which Seller or any Owner is a party, or by which Seller or any Owner is bound or to which any of the Purchased Assets or the Business is subject or (iii) any order, judgment or decree of any court or other Governmental Authority.

Section 5.3 Execution. This Agreement has been duly and validly executed and delivered by Seller and the Owners and will constitute valid and binding obligations of Seller and the Owners, respectively, enforceable against each of them in accordance with their respective terms.

Section 5.4 Reserved.

Section 5.5 Reserved.

Section 5.6 Absence of Certain Changes or Events.

(a) Material Adverse Changes. Except as otherwise set forth on Schedule 5.6(a), since September 30, 2024, there has not been any development or threatened development (including consummation of the Transaction) of a nature that has or, to Seller’s and each Owner’s reasonable belief, may result in a material adverse change in the financial condition or operations of the Business or the ability of Seller to perform this Agreement (collectively, “Material Adverse Effect”).

(b) Certain Events. Except as otherwise set forth on Schedule 5.6(b), since September 30, 2024, Seller has conducted (and from the date hereof through the Closing, will conduct) the Business only in a commercially reasonable ordinary course manner and has acted reasonably and in good faith to maintain and enhance the Business and, without limiting the foregoing, Seller has not (and from the date hereof through the Closing, Seller will not have):

1.	created or suffered to exist any Liens, other than Permitted Liens, or restrictions with respect to any of the Purchased Assets;

2.	except for sales of Inventory in the usual and ordinary course of the Business, sold, leased to others, licensed to others or transferred any of Seller’s assets or properties, except as otherwise set forth on Schedule 5.6(b);

3.	suffered any material loss, or material interruption in use, of any material asset;

4.	waived any rights related to the Business or arising under or in connection with any of the Purchased Assets, except in the ordinary course of Business;

5.	(i) made, changed or revoked any Tax election, (ii) settled or compromised any Tax Liability, (iii) changed an annual accounting period or change (or made a request to any tax authority to change) any aspect of its method of accounting for Tax purposes, (iv) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (v) entered into any Tax sharing, closing, or similar agreement in respect of any Taxes, or (vi) obtained or requested any Tax ruling, in each case, with respect to the Purchased Assets or the Business; or

6.	acquired any assets or properties in connection with the Business other than in the ordinary course of the Business.

Section 5.7 Compliance with Laws.

(a) General. Except for violations of Federal Cannabis Laws in connection with its State-Licensed Cannabis Business and except for violations of the Federal Food, Drug & Cosmetics Act (the “FDC&A”) (which exception, for the avoidance of doubt, shall not apply to other Laws whose restrictions overlap with those imposed under the FDC&A), to Seller’s Knowledge, Seller is not, and has not been, in violation of any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law (each a “Law”) of any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction (each a “Governmental Authority”) within the jurisdictions set forth on Schedule 5.7(a). For purposes of this Agreement: (i) “Federal Cannabis Laws” means federal laws of the United States that make illegal the manufacture, possession, sale, or distribution of cannabis; and (ii) “State-Licensed Cannabis Business” means the Business to the extent it involves any products whose production, marketing, or sale is (a) legal under applicable state law but (b) illegal under Federal Cannabis Laws.

(b) Reserved.

Section 5.8 Taxes.

(a) Seller has properly completed and filed on a timely basis all Tax Returns required to have been filed with respect to Seller, the Purchased Assets or the Business and all such Tax Returns are true, correct and complete in all material respects. Seller and the Owners have timely paid all Taxes required to be paid by them or with respect to the Business or the Purchased Assets (regardless of whether shown on a Tax Return) in accordance with applicable Law. “Taxes” shall mean all taxes with respect to net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, or other taxes or governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable Law, or assessed, charged or imposed by any Governmental Authority.

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. Seller is not involved in any nor is the Business or Purchased Assets the subject of any dispute whatsoever relating to Taxes, and has not received notice or threat of any pending audit or notice of deficiency from the IRS or any other tax authority. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any written notice of deficiency or similar document received by Seller with respect to any Tax. No claim has been made in writing by a tax authority in a jurisdiction where Seller has not filed a particular type of Tax Return or has not paid a particular type of Tax claiming that Seller or the Business is or may be subject to such filing requirement or such Tax by that jurisdiction, and there is no basis for any such claims to be made. There are no liens for Taxes upon any of the Purchased Assets except for statutory liens for current Taxes that are not yet due and payable.

(c) All Taxes that Seller has been required by law to deduct, withhold or to collect for payment have been duly and timely deducted, withheld and collected, and have been paid over to the appropriate tax authority in compliance with all applicable Law with respect to payments made to any current or former employee, independent contractor, other service provider, creditor, shareholder, customer, vendor, supplier, or other third party, and Seller has timely complied in all material respects with all information reporting and withholding requirements under all applicable Law, including maintenance of required records with respect thereto.

(d) No closing agreements, private letter rulings, technical advice memoranda, advance pricing agreement, consent to an extension of time to make an election, consent to a change a method of accounting or other similar agreements or rulings relating to Taxes have been entered into or issued by any Tax authority with or in respect of Seller, or the Business. Seller does not have a power of attorney with respect to any Tax that is in force as of the Closing Date.

(e) None of the Purchased Assets is an interest to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for U.S. federal income Tax purposes.

(f) Seller has collected and properly remitted all sales, use, value-added, goods and services and other similar Taxes required to have been collected and remitted with respect to sales or leases made or services provided by Seller or the Business, and for all sales, leases, or provisions of services that are exempt from such Taxes and that were made without charging or remitting such Taxes, Seller has received and retained any appropriate Tax exemption certificates and other documentations qualifying such sales, leases, or provision of services as exempt.

(g) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i) None of the Purchased Assets held by the Seller are (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code. None of the Purchased Assets held by the Seller is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 5.9 Title to Assets. Seller has good and marketable title to all of the Purchased Assets, free and clear of all Liens, except for liens for current taxes, assessments and other governmental charges not yet due and payable (“Permitted Liens”). Upon transfer of the Purchased Assets to Purchaser at Closing, Purchaser will have good and marketable title to all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens.

Section 5.10 Reserved.

Section 5.11 Reserved.

Section 5.12 Inventory. The Inventory listed on the Inventory Statement is all of the Inventory and is useable or saleable in the ordinary course of business as of the date of the Inventory Statement. All inventory of Seller reflected in the Inventory Statement consists of items of such quantity, quality and mix as are historically consistent with past business practices, are usable or saleable in the ordinary course of business consistent with past practice and are not subject to any write down or write off. All such Inventory of Seller is being held at [***], and no Inventory of Seller is with customers, agents, distributors, representatives or other Persons on consignment.

Section 5.13 Products.

(a) Products Liability. There are no pending or, to Seller’s Knowledge, threatened Proceedings that involve any product alleged to have been processed, manufactured, marketed, or sold by Seller (including any product alleged to have borne any of Seller’s Trademarks or to have been processed, manufactured, marketed, or sold by third parties at Seller’s direction or pursuant to any contracts or other agreements to which any such third party and Seller are parties) (“Products”), including any such Proceedings pursuant to which any Products are alleged to have been defective, or improperly processed, manufactured or labeled; nor is there any valid basis for any such Proceeding. “Proceeding” means any claim, action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator. “Seller’s Knowledge” means the actual knowledge of Seller and the Owners after due inquiry.

(b) Product Warranty. Each Product produced in connection with the Business has been produced and delivered in conformance with all contractual commitments, and Seller has no Liability (and there is no basis for any present or future Proceeding against Seller giving rise to any Liability) for replacement thereof. Except as set forth on Schedule 5.13, none of the Products produced in connection with the Business are subject to any guaranty, warranty, or other indemnity.

Section 5.14 Intellectual Property. Set forth on Schedule 5.14 is a true and complete list of all Patents, Trademarks, Trade Names, service marks and copyrights and all other Intellectual Property of whatever nature or description used in connection with the Business or that relate to the Business. To Seller’s Knowledge, there is no restriction, infringement or challenge affecting the use of any of the Intellectual Property by Seller or its assignee in connection with the Business. Each item of Intellectual Property is freely transferable by Seller to Purchaser without the consent of any third party, and the Intellectual Property is sufficient in all respects to permit the continued lawful conduct by Purchaser of the Business in the manner now conducted by Seller. Seller is not in default or in violation with respect to any of the Intellectual Property or the terms or conditions by which such Intellectual Property was acquired or obtained, and no event has occurred that constitutes, or with due notice or lapse of time or both may constitute, a default by Seller under, or a violation of, or loss of rights in, any item of Intellectual Property. To Seller’s Knowledge, none of the Products or operations of Seller in the conduct of the Business involves any infringement of any proprietary right of any other Person.

For purposes of this Agreement, “Trade Names” means (i) trade names, (ii) brand names and (iii) logos and all other names and slogans used in the Business; “Trademarks” means trademarks, service marks, brand marks, registrations thereof, pending applications for registration thereof, and such unregistered rights which are used in the Business; “Patents” means issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models).

Section 5.15 Reserved.

Section 5.16 Reserved.

Section 5.17 Contracts. Set forth on Schedule 1.1(f) is a list of all Contracts to which Seller is a party or to which Seller is bound. Seller has provided Purchaser with copies of all such Contracts.

All of the Contracts are valid and binding upon Seller and enforceable against the other parties thereto in accordance with their respective terms. Seller is not in breach of any of such Contracts, nor to Seller’s Knowledge, is any other party to any such Contract in default thereunder, and no condition exists which, with notice or lapse of time or both, would constitute a default by Seller, or by any other party thereunder. Seller has not offered to any Person, and no Person is entitled to claim, any cash discount or other rebate or premium in connection with or on account of the purchase or sale of Products in connection with the Business. None of Seller or the Owners has provided or has received any notice of any intention to terminate any Contract, and there are no disputes pending or to Seller’s Knowledge, threatened under any Contract.

Section 5.18 Litigation. Except as set forth on Schedule 5.18, there are no Proceedings pending or, to Seller’s Knowledge, threatened against the Owners, Seller, or Seller’s officers, directors, employees, or agents. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding.

Section 5.19 Consents. Except as set forth on Schedule 5.19, no notice to and no permit, authorization, consent or approval of any Governmental Authority or of any third party is necessary for the consummation by Seller or the Owners of the Transaction.

Section 5.20 Labor and Employee Matters.

(a) Seller’s Employees. Seller has no employees. All individuals characterized and treated by Seller as independent contractors of the Business are properly treated as independent contractors under all applicable Laws.

Section 5.21 Customers and Suppliers. Set forth on Schedule 5.21 is a list of current suppliers to the Business and customers of the Business during the past twelve months. All customer and supplier files shall be turned over to Purchaser as of the Closing Date. Seller shall take all steps reasonably requested by Purchaser to deliver any and all such files to Purchaser. No supplier or material customer has threatened to cancel, materially decrease or terminate, or, to Seller’s Knowledge, intends to cancel or otherwise terminate, the relationship of such Person with the Business.

Section 5.22 Effect of Transaction. The Purchased Assets constitute all of the assets and properties, tangible and intangible (other than Excluded Assets) that are used by Seller in the operation of the Business and that are necessary for the operation of the Business in the ordinary course consistent with past practice.

Section 5.23 Brokers. Except as set forth on Schedule 5.23, no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any brokerage commission, finder’s fee or like payment in connection with the Transaction based upon such arrangements made by or on behalf of Seller or the Owners. Seller and the Owners agree that they shall be jointly and severally liable for payment of any fees payable to the Persons listed on Schedule 5.23.

Section 5.24 Accuracy of Information. None of the representations, warranties or statements contained in this Agreement or in the Schedules or Exhibits hereto contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make any of such representations, warranties or statements not false or misleading in any material manner. Copies of all documents furnished by or on behalf of Seller to Purchaser or its representatives in connection with or pursuant to the terms of this Agreement are complete and accurate in all material respects. All documents (or copies thereof) referred to in the Schedules or Exhibits hereto have been delivered to Purchaser. All facts set forth in the Recitals as to Seller are true and correct.

Section 5.25 Solvency. Seller is not insolvent, and is able to pay its debts and all other obligations as and when they become due.

Section 5.26 Subsidiaries and Equity Investments; Joint Ventures. Seller does not have any direct or indirect subsidiaries. Seller does not, directly or indirectly, own any equity interest of any Person. Seller is not a direct or indirect participant in any joint venture, partnership or other similar arrangement.

Section 5.27 Investment Representations. In connection with the issuance by Purchaser of the Shares and the Pre-Funded Warrants (collectively, the “Securities”) to the Seller:

(a) Seller is acquiring the Securities for its own account, not as nominee or agent, and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”);

(b) Seller understands that (i) the Securities have not been registered under the Securities Act; (ii) the Securities are being issued pursuant to an exemption from registration, based in part upon the Purchaser’s reliance upon the statements and representations made by Seller and the Owners in this Agreement, and that the Securities must be held by Seller indefinitely, and that Seller must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (iii) each certificate or book entry representing the Securities will be endorsed with substantially the following legend until the earlier of (1) the Securities have been registered for resale by Seller or (2) the date the Securities are eligible for sale under Rule 144 under the Securities Act:

[NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE][THIS SECURITY HAS NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Purchaser will instruct any transfer agent not to register the transfer of the Securities (or any portion thereof) until the applicable date set forth in clause (iii) above unless the conditions specified in the foregoing legends are satisfied, or other satisfactory assurances of such nature are given to the Purchaser;

(c) Seller and each Owner has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in connection with the transactions contemplated in this Agreement. Seller and each Owner has, in connection with its decision to acquire the Securities, relied only upon the representations and warranties contained herein. Further, Seller and each Owner has had such opportunity to obtain additional information and to ask questions of, and receive answers from, the Purchaser, concerning the terms and conditions of the investment and the business and affairs of the Purchaser, as Seller or such Owner considers necessary in order to form an investment decision;

(d) Seller and each Owner is an “accredited investor” as such term is defined in Rule 501(a) of the rules and regulations promulgated under the Securities Act;

(e) Seller is not acquiring the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over the television or radio or presented at any seminar or any other general solicitation or general advertisement;

(f) Seller and each Owner understands that nothing in this Agreement, or any other materials presented to such Person in connection with its acquisition of the Securities constitutes legal, tax or investment advice. Seller and each Owner has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of Securities;

(g) Seller and each Owner acknowledges that it has independently evaluated the merits of the transactions contemplated by this Agreement, that it has independently determined to enter into the transactions contemplated hereby, that it is not relying on any advice from or evaluation by any other person;

(h) Seller and each Owner does not presently intend to, along or together with others, make a public filing with the Securities and Exchange Commission to disclose that it has (or that it together with such other persons or entities have) acquired, or obtained the right to acquire, as a result of the Closing (when added to any other securities of Purchaser that it or they then own or have the right to acquire), in excess of 19.999% of the outstanding shares of Common Stock or the voting power of the Purchaser on a post-transaction basis that assumes that the Closing shall have occurred;

(i) Seller and each Owner acknowledge and agree that he/it has had the opportunity to consult his/its own independent legal, tax, accounting and other advisors with respect to such Seller and each Owner’s Tax and other economic consequences to himself/itself of the purchase, receipt or ownership of the Shares and Pre-Funded Warrants being acquired by Seller hereunder, including the Tax consequences under federal, state, local and other income Tax Laws of the United States or any other country, and the possible effects of changes in such Tax Laws;

(j) None of Seller and Owners is relying on Purchaser or any of its Affiliates or any of their respective employees, agents, representatives or advisors with respect to the legal, Tax, economic and related considerations of an investment in the Shares and Pre-Funded Warrants; and

(k) As of the date hereof, and as of the Closing Date, Seller and each Owner acknowledges and agrees that it does not and will not (between the date hereof and the Closing Date) engage in any transaction, including, but not limited to a short sale, of the Purchaser’s voting stock or any other type of hedging transaction involving the Purchaser’s securities (including, without limitation, depositing shares of the Purchaser’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling the Purchaser’s securities).

Article VI.
REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser hereby represents, warrants and covenants to Seller as follows:

Section 6.1 Corporate Organization; Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder require approval by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize such execution, delivery and performance. Subject to obtaining such approval, this Agreement will be duly executed by Purchaser and will be the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

Section 6.2 Absence of Conflicts. Subject to the required authorization by Purchaser’s Board of Directors, the execution, delivery and performance by Purchaser of this Agreement, and the consummation of the Transaction do not and will not, conflict with or result in any violation of, or constitute a breach or default under any term of the charter documents or by-laws of Purchaser; result in a breach of or constitute a default under any material note, bond, mortgage indenture, loan or credit agreement or other material agreement or instrument to which Purchaser is a party or by which Purchaser’s assets may be bound; or violate any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or of any Governmental Authority applicable to Purchaser or by which any of Purchaser’s assets may be bound.

Section 6.3 Consents. No notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by Purchaser of the Transaction, except, with respect to the removal of the Exchange Cap (as such term is defined in the Pre-Funded Warrants), for the Requisite Stockholder Approval (as defined below).

Section 6.4 Absence of Proceedings. No action or proceeding has been instituted against Purchaser before any Governmental Authority (i) seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the Transaction, or (ii) that would, if decided adversely to Purchaser, have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement.

Section 6.5 Finders’ Fees. Neither Purchaser nor any of its officers, directors or employees has made any agreement or taken any other action that might cause Seller to become liable for any brokerage fees, commissions or finders’ fees in connection with the Transaction.

Section 6.6 SEC Reports; Financial Statements. Purchaser has filed or furnished, as applicable, (A) its quarterly reports on Form 10-Q for its fiscal quarters ended after June 30, 2024 and September 30, 2024, and (B) all other forms, reports, schedules, and other statements required to be filed or furnished by it with the SEC under the Securities Exchange Act or the Securities Act since January 1, 2024 (collectively, the “Purchaser SEC Reports”). As of its respective date, and, if amended, as of the date of the last such amendment, each Purchaser SEC Report complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act and any rules and regulations promulgated thereunder applicable to the Purchaser SEC Report. As of its respective date, and, if amended, as of the date of the last such amendment, no Purchaser SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from any comment letters received by Purchaser from the SEC relating to reports, statements, schedules, registration statements or other filings made by Purchaser with the SEC.

Article VII.
COVENANTS.

Section 7.1 Conduct of Business of Seller Prior to the Closing Date. From the date of this Agreement through the Closing Date, Seller shall (and the Owners shall cause Seller to) carry on the Business and its affairs in the ordinary course in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, prior to the Closing Date, Seller shall not (and the Owners shall not permit Seller to), without the prior written consent of Purchaser:

(a) Incur any indebtedness in connection with the Purchased Assets or the Business other than trade payables in the ordinary course of business;

(b) adopt or amend any bonus, pension, profit-sharing, retirement, benefit, welfare, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation or other similar fringe or employee benefit plans, funds, programs or arrangements (including employment contracts or executive compensation agreements, written or oral), which cover, are maintained for the benefit of, or relate to any or all of the employees of the Business (“Employee Plans”);

(c) Enter into any transaction not in the ordinary course of the Business, except as expressly permitted or required hereunder; or

(d) Except for this Agreement, enter into any oral or written agreement, contract, commitment, arrangement or understanding with respect to (i) the matters described in clauses (a) through (c) above or (ii) Intellectual Property.

Section 7.2 Public Announcements. Seller and the Owners shall not issue or make any press release or other public statements with respect to the Transaction to customers or suppliers except and unless such release, statement or announcement has been approved by Purchaser (which approval may be withheld in Purchaser’s sole discretion). Purchaser may issue or make any such press release or other public statements in Purchaser’s discretion.

Section 7.3 Bulk Sales Compliance. Seller and the Owners shall indemnify and hold Purchaser Indemnified Parties harmless as provided in Article IX for any claim, Liability or expense arising from or in connection with non-compliance with any applicable bulk sales law as it pertains to the Transaction.

Section 7.4 Access to Information. Between the date of this Agreement and the Closing Date, Seller will cooperate and give Purchaser and its authorized representatives full access to all personnel, offices and other facilities and to all Books and Records of Seller and will permit Purchaser to make copies thereof. The representations and warranties of Seller contained herein shall not be deemed waived or otherwise affected by any such investigation made by Purchaser or any of its representatives, or by the delivery by Seller to Purchaser of any documents in connection with this Agreement.

Section 7.5 Supplements to Schedules. From time to time prior to the Closing, Seller will promptly supplement or amend the Schedules to this Agreement with respect to any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is necessary to correct any information in such Schedules that has been rendered inaccurate thereby. No supplement or amendment shall have any effect for the purpose of determining (i) satisfaction of the conditions to Closing set forth in Section 10.1 hereof or (ii) the compliance by Seller with the covenants of Seller set forth herein.

Section 7.6 Title; Risk of Loss. Legal title, equitable title and risk of loss with respect to the Purchased Assets shall not pass to Purchaser until the Purchased Assets are transferred at the Closing.

Section 7.7 Product Claims and Returns. Seller and the Owners shall be responsible for customer claims relating to services rendered by Seller prior to the Closing Date and customer claims relating to, or returns of, Products produced prior to the Closing Date. If a customer makes a claim or seeks a return and, in the judgment of Purchaser the claim or return is proper, Purchaser may replace or repair, as the case may be, the services rendered or product purchased at Purchaser’s then generally prevailing prices and labor rates. Such repairs or returns shall be for the account of Seller and the Owners who shall promptly, jointly and severally, indemnify Purchaser for the amounts thereof.

Section 7.8 Matters Related to the State-Licensed Cannabis Business.

(a) Contingent upon the Closing, for a period of 10 years beginning on the Closing Date, Purchaser hereby grants to Seller a royalty-free, non-exclusive, non-sublicenseable (except as explicitly provided in this Section 7.8(a)), and non-transferable, license to use (i) the recipes for Products that, prior to the Closing Date, were produced, marketed, or sold in connection with the State-Licensed Cannabis Business and (ii) the Second Nature Señorita® and Señorita® Trademarks, in each case, solely for the purpose of sublicensing such rights to [***] to the extent necessary to permit them to fulfil their respective obligations under that certain [***] (the “License”). Notwithstanding the foregoing, the License shall terminate upon Purchaser’s exercise of the Option (defined below); provided that, notwithstanding the foregoing, Purchaser may, at any time during such ten (10) year period, in its sole discretion, terminate the License by providing written notice to Seller.

(b) Reserved.

(c) If Purchaser provides its written consent to Seller’s entering into an additional contract with respect to the production, marketing, or sale of Products in connection with the State-Licensed Cannabis Business, such contracts shall qualify as State-Licensed Cannabis Assets hereunder.

(d) At any time during the 10 years following the Closing Date, Purchaser shall have the right, upon delivering written notice to Seller, to purchase the State-Licensed Cannabis Assets and the NY Cannabis Assets from Seller in exchange for $1.00 (USD) (with Purchaser having the right to exclude any portion of such assets from such acquisition, in its sole discretion) (the “Option”). While the Option remains outstanding, Seller and Owners shall not permit any of the State-Licensed Cannabis Assets or NY Cannabis Assets to be transferred, licensed, or otherwise encumbered (including any action that would in any way conflict with or hinder Purchaser’s (or its assignee’s) rights with respect to the Option). Purchaser may freely assign its rights with respect to the Option, in its sole discretion. Seller shall, at all times during such ten (10) year period, cooperate with Purchaser in connection with all relevant filings required by Purchaser to secure its interest in maintaining the value of the Option.

(e) Prior to the Closing, Purchaser may, in its sole discretion, elect to classify any Purchased Assets as State-Licensed Cannabis Assets for purposes of this Agreement.

Section 7.9 Tax Matters.

(a) All personal property, real property and ad valorem (and other similar) Taxes levied with respect to the Purchased Assets for any Tax period of Seller beginning on or before the Closing Date and ending after the Closing Date (the “Straddle Period”) shall be apportioned between Seller and Purchaser based on the number of days included in such Straddle Period through and including the Closing Date and the number of days included in such Straddle Period after the Closing Date, respectively. If the amount of such Taxes are retroactively assessed after the Closing to a date on or prior to the Closing Date against any of the Purchased Assets, then at such time as the actual or retroactively assessed Taxes are known, a cash settlement shall be made between Seller and Purchaser based on such actual amounts within the earlier of thirty (30) days of such determination or ten (10) days before such amount is due to the applicable tax authority.

(b) Purchaser shall prepare or cause to be prepared and shall file or cause to be filed all personal property, real property and ad valorem (or similar) Tax Returns for the Purchased Assets for a Straddle Period.

(c) Notwithstanding anything in this Agreement to the contrary, all Tax Returns with respect to any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with, or as a result of, the Transaction (including any real property transfer Tax and any other similar Tax) (the “Transfer Taxes”) incurred in connection with or as a consequence of the Transaction shall be timely filed by the Party hereto responsible for such filing under applicable Law, and all such Transfer Taxes (and all reasonable out-of-pocket costs for preparation of such Tax Returns) shall be borne by Seller. Purchaser and Seller shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law.

(d) The Parties agree to utilize, or cause their respective Affiliates to utilize, the “standard procedure” set forth in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320 for wage reporting with respect to any transferring Business employees.

(e) Purchaser shall promptly, and in any event within ten (10) days of receipt, notify Seller in writing upon receipt by Purchaser or any of its Affiliates of notice of any pending or threatened Tax audits, examinations or assessments which, if successful, is reasonably expected to result in an indemnity payment pursuant to Section 9.2 (a “Tax Claim”). Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to control any Tax Claim relating solely to a Tax period ending on or before the Closing Date (excluding a Straddle Period). If Seller chooses not to control such Tax Claim, Purchaser may defend the same in such manner as it may deem appropriate. The Party hereto controlling a Tax Claim shall in any event keep the other Party hereto informed of the progress of such Tax Claim, shall promptly provide such other Party with copies of all material documents (including material notices, protests, briefs, written rulings and determinations and correspondence) pertaining to such Tax Claim and shall not settle such Tax Claim without such other Party’s advance written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.10 Lock-Up.

(a) Seller and each Owner agrees that, without the Purchaser’s prior written consent, Seller shall not, for a period (the “Lock-Up Period”) commencing on the Closing Date and ending on the two-year anniversary of the Closing Date, (i) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell or otherwise dispose of, directly or indirectly, any of the Securities, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Securities or such other securities, in cash or otherwise. Notwithstanding the foregoing, (i) commencing six (6) months following the Closing Date and thereafter for the remainder of the Lock-Up Period, the Seller may, subject to applicable Law, sell Securities that, in the aggregate, constitute no more than fifty percent (50%) of the Securities issued hereunder (assuming for purposes of such calculation the full exercise of all Pre-Funded Warrants) and (ii) at any time after the Closing, Seller may, subject to applicable Law, sell up to One Hundred Eighty-Five Thousand Five Hundred (185,500) Pre-Funded Warrants (which Pre-Funded Warrants shall count against the fifty percent (50%) of the Securities referenced in clause (i) of this sentence).

(b) Seller and each Owner authorizes the Purchaser during the Lock-Up Period to cause the transfer agent of the Purchaser’s Common Stock to decline the transfer of the Securities not in compliance with Section 7.10(a) above, and to note stop transfer restrictions on the stock register and other records relating to the Securities. Seller and each Owner hereby agrees that each outstanding certificate or book entry notation representing the Securities shall, during the Lock-Up Period, and in addition to any other legends as may be required in compliance with federal securities laws, bear a legend reading substantially as follows:

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF AN ASSET PURCHASE AGREEMENT DATED DECEMBER _, 2024, BETWEEN AGRIFY CORPORATION, THE HOLDER LISTED ON THE FACE HEREOF, AND CERTAIN OTHER PARTIES. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF AGRIFY CORPORATION AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF AGRIFY CORPORATION UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.

(c) Seller hereby unconditionally and irrevocably grants to Purchaser a right of first refusal to purchase all or any portion of the Securities that Seller or its Permitted Transferees may propose to include in any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Security (or any interest therein) to or for the benefit of any Person (other than Seller, the Owners, or their Affiliates if such Person has expressly agreed to be subject to the terms of this Section 7.10(c) (a “Permitted Transferee)) (any such transfer, a “Proposed Transfer”), at the same price and on the same terms and conditions as those offered to such Person (the “Prospective Transferee”). Seller or its applicable Permitted Transferee must deliver a written notice (the “Proposed Transfer Notice”) to Purchaser not later than five (5) Business Days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Transfer. To exercise its right of first refusal under this Section 7.10(c), Purchaser must deliver a written notice to Seller or the applicable Permitted Transferee that Purchaser intends to exercise its right of first refusal as to some or all of the Securities proposed to be transferred (the “Transfer Securities”) with respect to any Proposed Transfer (such notice, the “Purchase Notice”) within four (4) Business Days after delivery of the Proposed Transfer Notice specifying the number of Transfer Securities to be purchased by the Purchaser. If the consideration proposed to be paid for the Transfer Securities is in property, services or other non-cash consideration, the fair market value of the consideration shall be as agreed between the Seller and Purchaser in good faith. If Purchaser for any reason cannot or does not wish to pay for the Transfer Securities in the same form of non-cash consideration, Purchaser may pay the cash value equivalent thereof, as determined in accordance with the immediately preceding sentence. The closing of the purchase of Transfer Securities by the Purchaser and Seller or its Permitted Transferee shall take place, and all payments from the Purchaser shall have been delivered to Seller or its Permitted Transferee, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer; and (ii) ten (10) Business Days after delivery of the Proposed Transfer Notice.

Section 7.11 Stockholder Approval. Following the Closing Date, Purchaser agrees to use its reasonable best efforts to obtain, at the next annual meeting of the stockholders of the Purchaser (at which a quorum is present) (the “Stockholder Meeting”), the Requisite Stockholder Approval (as defined below). Purchaser will prepare and file with the SEC a proxy statement to be sent to Purchaser’s stockholders in connection with the Stockholder Meeting (the “Proxy Statement”). The Proxy Statement shall include the Board of Directors’ recommendation that the holders of shares of Purchaser’s Common Stock vote in favor of the Requisite Stockholder Approval. If the Requisite Stockholder Approval is not obtained at the Stockholder Meeting, Purchaser will continue to submit the Requisite Stockholder Approval for stockholder approval at each annual meeting of stockholders until the Requisite Stockholder Approval is obtained, and the Board of Directors will recommend that the holders of shares of Purchaser’s Common Stock vote in favor of the Requisite Stockholder Approval at each such meeting. As used herein, “Requisite Stockholder Approval” means the stockholder approval contemplated by Nasdaq Listing Rule 5635(d) with respect to the removal of the Exchange Cap from the Pre-Funded Warrants (as such term is defined therein); provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of the Nasdaq Capital Market, such stockholder approval is no longer required.

Article VIII.
RESTRICTIVE COVENANTS.

In consideration of the Purchase Price, Seller and the Owners covenant with Purchaser as follows:

Section 8.1 Acknowledgments of Seller and Owners. Seller and the Owners acknowledge that Purchaser has paid valuable consideration for the assets of the Business, particularly customer and supplier lists, distribution records, the Intellectual Property, goodwill and other proprietary business information and trade secrets of the Business. The use by Seller or the Owners of these relationships and such confidential information in a business or other activity that competes with Purchaser would provide the competing business with an unfair advantage over Purchaser. Accordingly, Purchaser wishes to restrict Seller’s and the Owners’ use of such information and their ability to compete with Purchaser. Seller and the Owners agree to comply with the terms of this Agreement, all of which are reasonable and necessary to protect the confidential business information and trade secrets being acquired by Purchaser and to prevent any unfair advantage from being conferred upon Seller or the Owners.

Section 8.2 Non-Interference with Business Relations; Non-Competition; Non-Solicitation.

(a) After the Closing Date, during the Restricted Period (as hereinafter defined), neither Seller nor the Owners shall, directly or indirectly, solicit, induce or attempt to solicit or induce any supplier, licensee or other business relation of Purchaser to cease doing business with Purchaser, or in any way interfere with the relationship between Purchaser and any customer or business relation of Purchaser.

(b) After the Closing Date, for the period commencing on the Closing Date and ending on the date that is five (5) years after the Closing Date (the “Restricted Period”), within the United States and Canada, neither the Owners nor Seller (including its officers, directors, managers and employees, but only when acting in such capacity) shall Compete, directly or indirectly (including through any other Person, alone or as an equityholder, member, partner, officer, director, manager, investor, independent contractor or employee of any Person), with the Purchaser or its Affiliates. Seller or the Owners shall be deemed to “Compete” hereunder if, during the Restricted Period, he/it directly or indirectly, itself/himself or through another Person, (i) engages in activities or otherwise owns, manages, invests, advises with respect to, controls or participates in a business that produces, markets, distributes, or licenses Intellectual Property with respect to beverages containing tetrahydrocannabinol or (ii) uses the Second Nature Señorita® or Señorita® Trademark for any other purpose. Notwithstanding the foregoing, the restrictions in this Section 8.2 shall not apply, prior to the Option’s exercise, to Seller’s conduct of the State-Licensed Cannabis Business using the Second Nature Señorita® and Señorita® Trademarks to the extent permitted under the License or to Seller’s operation of the NY Cannabis Assets.

(c) During the Restricted Period, neither the Owners nor Seller (including its officers, directors, managers, and employees, but only when acting in such capacity) shall, including through another Person: (i) solicit, encourage, or induce (or attempt to solicit, encourage or induce) any employee of the Purchaser or its Affiliates to leave his or her employment or engagement; (ii) hire any person who was an employee of the Purchaser or its Affiliates at any time during the twelve (12) month period immediately prior to the date on which such hiring would take place; or (iii) call on, solicit or service any current customer, vendor, licensee, licensor or other business relation of the Purchaser, its Affiliates, or the Business in order to solicit, encourage or induce (or attempt to solicit, encourage or induce) such Person to cease doing, decrease or adversely alter its business therewith.

(d) During the Restricted Period, neither the Owners nor Seller (including its officers, directors, managers and employees) shall make any oral or written statement that disparages any of the Purchaser or its Affiliates, except in connection with a legal proceeding or as is otherwise required by law to cooperate with a Governmental Authority.

Section 8.3 Confidential Information. Seller and the Owners acknowledge that Purchaser’s business interests related to the sale of the Products require the fullest practical protection and confidential treatment of all information related to the Business that is not generally known within the relevant trade group or by the public, including all documents, writings, memoranda, business plans, illustrations, designs, plans, processes, programs, inventions, reports, sources of supply, customer lists, supplier lists, trade secrets and all other valuable or unique information and techniques acquired, developed or used by Seller related to the Business, its operations, employees and customers (hereinafter collectively termed “Protected Information”). Seller and the Owners expressly acknowledge and agree that Protected Information constitutes trade secrets and confidential and proprietary business information acquired by Purchaser in the Transaction. Protected Information shall not include information that is or becomes part of the public domain through no breach of this Agreement by Seller or the Owners. Seller and the Owners acknowledge that the Protected Information is essential to the success of the Business, and understand that it is the policy of Purchaser to maintain as secret and confidential the Protected Information, which gives Purchaser a competitive advantage over those who do not know the Protected Information. Accordingly, Seller and the Owners agree to hold such Protected Information in a fiduciary capacity, to keep secret and to treat confidentially and not to, and not to permit any other Person to, directly or indirectly, appropriate, divulge, disclose or otherwise disseminate to any other Person nor use in any manner, for Seller’s or any other Person’s purposes or benefit, any Protected Information, and not to use or aid others in using any such Protected Information in competition with Purchaser, except to the extent that disclosure is required by law. Seller and the Owners shall provide Purchaser with notice as far in advance of any required disclosure as is practicable in order for Purchaser to obtain an order or other assurance that any information required to be disclosed will be treated as Protected Information and Seller and the Owners shall use their best efforts to cooperate with Purchaser in connection therewith and in furtherance thereof. This obligation of non-disclosure of information shall continue to exist for so long as such information remains Protected Information.

Section 8.4 Scope. If, at the time of enforcement of any of the provisions of this Article VIII, a court of competent jurisdiction determines that the restrictions stated therein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope, or geographical area reasonable under the circumstances shall be substituted for the stated period, scope, or geographical area. The Parties further agree that such court shall be allowed to revise the restrictions contained therein to cover the maximum period, scope, or geographical area permitted by law.

Section 8.5 Remedies. Seller and the Owners agree that if either shall commit or threaten to commit a breach of any of the covenants and agreements contained in this Article VIII, then Purchaser shall have the right to seek and obtain all appropriate injunctive and other equitable remedies therefor, in addition to any other rights and remedies that may be available at Law, it being acknowledged and agreed that any such breach would cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy therefor.

Article IX.
INDEMNIFICATION.

Section 9.1 Survival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of each of the Parties to this Agreement shall be deemed to be material and to have been relied upon by the Parties hereto, and, shall survive the Closing, and the consummation of the Transaction for a period of 18 months, provided that the representations, warranties, and covenants contained in Sections 5.1, 5.2, 5.3, 5.8, 5.9, 5.14, 5.23, and 5.27 (collectively, the “Fundamental Representations”) shall survive as follows: Sections 5.1, 5.2, 5.3, 5.9, and 5.23 shall survive indefinitely, and Sections 5.8, 5.14, and 5.27 shall survive for the applicable statute of limitations, in each case, regardless of any investigation made by or on behalf of, or disclosure to, any Party to whom such representations, warranties or covenants have been made. The rights and remedies of any Person based upon, arising out of or otherwise in respect of any inaccuracy in or any representation, or any breach of any warranty, covenant or agreement contained in this Agreement, including the right of Purchaser Indemnified Parties to be indemnified for Liabilities of Seller that are not Assumed Liabilities, shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or indemnity is based may also be the subject matter of any representation, warranty, covenant or agreement contained in this Agreement as to which there is no inaccuracy or breach.

Section 9.2 Seller’s and Owners’ Indemnification. Subject to the terms and conditions of this Article IX, Seller and the Owners, jointly and severally, shall indemnify and hold harmless Purchaser and its Affiliates and their respective officers, directors, managers, members, stockholders, agents, successors and assigns (collectively, “Purchaser Indemnified Parties”), jointly and severally, from and against and in respect of any and all demands, claims, threatened claims, causes of action, administrative orders and notices, losses, costs, fines, Liabilities, penalties, damages (direct or indirect) and expenses (including, without limitation, reasonable legal, paralegal, accounting and consultant fees and other expenses incurred in the investigation and defense of any actual or threatened claims or actions) (hereinafter collectively called “Losses”) resulting from, in connection with or arising out of:

(a) The inaccuracy of any representation or the breach of any warranty made by Seller or the Owners in this Agreement;

(b) The breach by Seller or the Owners of any of the covenants or agreements in this Agreement;

(c) Any Liabilities of Seller or the Owners, except for the Assumed Liabilities, including (i) any and all Losses whatsoever relating to the Business prior to the Closing and (ii) Excluded Taxes;

(d) Any failure by Seller or the Owners to comply with any so-called “bulk sales” laws applicable to the Transaction; and

(e) Any claim, action, suit or proceeding, actual or threatened, relating to any of the foregoing.

“Affiliate” means any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person with whom it is affiliated.

Section 9.3 Purchaser’s Indemnification. Purchaser shall indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, stockholders, agents, successors and assigns, from and against and in respect of any and all Losses resulting from, in connection with or arising out of:

(a) The inaccuracy of any representation or the breach of any warranty made by Purchaser in this Agreement;

(b) The breach by Purchaser of any of the covenants or agreements in this Agreement; and

(c) Any claim, action, suit or proceeding relating to any of the foregoing.

Section 9.4 Cooperation. A Party or Parties against whom an indemnification claim (“Claim”) has been asserted pursuant to this Article IX (individually and collectively “Indemnifying Party”) shall have the right, at their own expense, assisted by counsel of their own choosing, to participate in the defense of any action or proceeding brought by a third party (including any Governmental Authority) which resulted in said Claim (a “Third Party Claim”), and if such right is exercised, the Party or Parties entitled to indemnification (individually and collectively “Indemnified Party”) and the Indemnifying Party shall reasonably cooperate in the defense of such action or proceeding.

Section 9.5 Nature of Other Liabilities. In the event any Indemnified Party should have a Claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the Claim, and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such Claim, the Claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a Liability of the Indemnifying Party hereunder, with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

Section 9.6 Nuisance Claims. Purchaser agrees to act as an agent for Seller with respect to Third Party Claims made in the ordinary course of business that are related to dissatisfaction with a Product (“Nuisance Claims”), by (i) customers of Seller who or which are current, active customers of Purchaser at the time of the Third Party Claim or (ii) customers who have purchased products of the Business within the one (1) year period prior to the Closing Date. Purchaser may settle, in its sole discretion, any such Nuisance Claims with a cost of $1,000 or less in any single instance or $10,000 in the aggregate. Purchaser may settle any Nuisance Claims with a cost of, or that are likely to have, a cost that is greater than $1,000 in any single instance or $10,000 in the aggregate only with the prior approval of Seller. Purchaser shall be entitled to indemnification for all Losses related to such settlements. The Parties acknowledge that Purchaser is acting as Seller’s agent with respect to the Nuisance Claims and that Purchaser is not assuming any Liabilities related to the Nuisance Claims nor any Liabilities of Seller that are not Assumed Liabilities.

Section 9.7 Offset. Purchaser shall have the right to offset against its obligations to make payments hereunder the amount of any Claim with respect to which it is entitled to receive indemnification, or any other payment Purchaser is entitled to receive, under this Agreement.

Section 9.8 Cap on Liability. Notwithstanding anything to the contrary set forth in this Agreement, except to the extent caused by a Party’s fraud, willful misrepresentation, or gross negligence, the maximum aggregate liability of Seller and Owners, on the one hand, and Purchaser, on the other hand, in each case, with respect to breaches of representations or warranties made hereunder (other than the Fundamental Representations) shall not exceed $300,000. Notwithstanding anything to the contrary set forth in this Agreement, the maximum aggregate liability of Seller and Owners, on the one hand, and Purchaser, on the other hand, in each case, with respect to breaches of Fundamental Representations shall not exceed an amount equal to (i) (a) the aggregate sale proceeds received by Seller, the Owners, or their respective Affiliates in arms-length transactions involving the sale of the Shares, the Pre-Funded Warrants, or shares of Common Stock issued to Seller, the Owners, or their respective Affiliates in connection with the Pre-Funded Warrants’ exercise, plus (b) the product of (x) the aggregate number of Shares, shares of Common Stock resulting from the exercise of the Pre-Funded Warrants, and the unexercised Pre-Funded Warrants, in each case, which have not been sold by Seller, the Owners, or their respective Affiliates in arms-length transactions and (y) the five (5) Business Day trailing volume-weighted average trading price of the Common Stock on the Nasdaq Capital Market on the day before the applicable indemnity payment is due and payable hereunder, less (ii) the aggregate amount of the income Tax payments owed by Seller and Owners in connection with the closing of the Transaction (the “Purchase Price Cap”). For purposes of determining the Purchase Price Cap’s applicability to a given indemnification obligation hereunder, the Purchase Price Cap shall be calculated as of the date on which such payment would otherwise become due and payable. The number of Shares, Pre-Funded Warrants, and shares of Common Stock issued in connection with the exercise of Pre-Funded Warrants shall be subject to adjustment for stock splits, reverse stock splits, and other similar transactions.

Article X.
CONDITIONS TO CLOSING.

Section 10.1 Conditions to Obligations of Purchaser. All obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Purchaser:

(a) Representations and Warranties of Seller and the Owners. All representations and warranties made by Seller and the Owners in this Agreement shall, in all material respects, be true and correct as of the time of the Closing, as if again made by Seller and the Owners as of such time.

(b) Performance of Seller’s and Owners’ Obligations. Seller and the Owners shall have performed in all respects all obligations (including obtaining all consents and approvals and delivering to Purchaser all of the items set forth in Section 4.2) required under this Agreement to be performed by it on or prior to the Closing Date.

(c) Pending Proceedings. No action or proceeding shall be pending seeking to affect the Transaction.

(d) No Material Adverse Change. During the period from the date hereof to the Closing, there shall have been no Material Adverse Effect.

(e) Other Closing Documents. Purchaser shall have received such other certificates, instruments and documents reasonably requested by Purchaser.

(f) Due Diligence. A full due diligence review of the Purchased Assets, the Excluded Assets and the Business shall have been completed by Purchaser, its affiliates, its legal counsel, its outside consultants or others appointed by Purchaser, and Purchaser shall have been satisfied, in its sole and absolute discretion, with the results of such review (with the cost of such review to be paid by Purchaser).

Section 10.2 Conditions to Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Seller:

(a) Representations and Warranties of Purchaser. All representations and warranties made by Purchaser in this Agreement shall, in all material respects, be true and correct as of the time of Closing, as if again made by Purchaser as of such time.

(b) Performance of Purchaser’s Obligations. Purchaser shall have delivered all of the items set forth in Section 4.3 and otherwise performed in all material respects all obligations required under this Agreement to be performed by it on or prior to the Closing Date.

Article XI.
CERTAIN ADDITIONAL COVENANTS.

Section 11.1 Further Assurances. Upon the request of Purchaser at any time after the Closing, Seller and Owners shall forthwith execute and deliver such instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Purchaser or its counsel may reasonably request in order to perfect title of Purchaser and its successors and assigns to the Purchased Assets or otherwise to effect the purposes of this Agreement.

Section 11.2 Access to and Preservation of Information and Records. For a period of five (5) years following the Closing Date, each of Purchaser and Seller shall preserve any books and records relating to the Business and shall provide to the other Party reasonable access to such books and records and to their respective employees and agents as the other Party shall reasonably request for purposes of preparing Tax Returns required to be filed by such Party, and responding to audits thereof, or as otherwise needed by such Party with respect to matters related to the Business. Each Party shall also provide the other Party such information as such other Party shall reasonably request for such purposes.

Section 11.3 Fulfillment of Assumed Liabilities. From and after Closing, Purchaser shall pay, discharge and perform each of the Assumed Liabilities when and as due and shall observe all of the covenants, terms and conditions of each Contract related to the Assumed Liabilities.

Article XII.
TERMINATION AND ABANDONMENT.

Section 12.1 Methods of Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing:

(a) by the mutual written consent of Purchaser and Seller;

(b) by Purchaser, if Seller or the Owners breaches any of the obligations in Section 7.1;

(c) by Purchaser, if Purchaser determines, in its sole discretion, that it is not satisfied with the results of its diligence review contemplated by Section 10.1(f);

(d) by either Party if the Closing has not occurred prior to the Outside Closing Date.

Section 12.2 Procedure Upon Termination. In the event of termination of this Agreement by Seller or Purchaser pursuant to this Article XII, written notice thereof shall be given to the other Party and this Agreement shall terminate and the Transactions shall be abandoned, without further action by any Party to this Agreement. If this Agreement is so terminated, no Party to this Agreement shall have any right or claim against another Party on account of such termination unless this Agreement is terminated by a Party on account of the breach of any representation, warranty, term or covenant herein by the other Party or Parties. Notwithstanding anything in this Agreement to the contrary, this Article XII and Sections 8.1-8.5, 9.2-9.5, 13.1, 13.3-13.5, 13.7 and 13.8-13.10 shall survive any termination of this Agreement.

Article XIII.
MISCELLANEOUS PROVISIONS.

Section 13.1 Successors and Assigns and No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors, representatives and assigns; provided, however, that Seller shall not assign or delegate any of its rights or obligations under this Agreement without the prior written consent of Purchaser. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights (including, without limitation, rights as a third-party beneficiary) or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 13.2 Expenses. Except as otherwise provided herein, all costs and expenses incurred by a Party in connection with this Agreement and with the consummation of the Transactions shall be paid by such Party.

Section 13.3 Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be given to such Party at its address set forth below or at such other addresses as shall be furnished by any Party by like notice to the others effective upon actual receipt, or on the second business day after deposit if sent by a recognized overnight delivery service or by registered or certified mail (postage prepaid, return receipt requested), in each case to the address specified in this Section.

(a) If to Purchaser, to:

Agrify Corporation
[***]
[***]
[***]
[***]
[***]

with a copy (which shall not constitute notice) to:

Dentons US LLP

233 S. Wacker Dr., #5900

Chicago, Illinois 60606

Attention: Ross Docksey and Jacob Styburski

(b) If to Seller or the Owners, to:

c/o Joel Gott

[***]

[***]

with a copy (which shall not constitute notice) to:

Carle Mackie Power & Ross LLP

100 B Street, Suite 400

Santa Rosa, CA 95401

Attn: Trevor Codington and Dan Reidy

or such other address or persons as the Parties may from time to time designate in writing in the manner provided in this Section 13.3.

Section 13.4 Entire Agreement. This Agreement, together with the Exhibits and the Schedules attached hereto, represents the entire agreement and understanding of the Parties hereto with respect to the Transaction. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements among the Parties related to the subject matter of this Agreement, whether written or oral, and all prior drafts thereof, all of which are merged into this Agreement.

Section 13.5 Amendments and Remedies. This Agreement may be amended only by a written instrument signed by Purchaser and Seller. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.

Section 13.6 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 13.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable so long as the economic or legal substance of the Transaction is not affected in any manner adverse to either Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

Section 13.8 Rules of Interpretation.

(a) The term “including” and the abbreviation “e.g.” mean “including, without limitation” unless the context clearly states otherwise.

(b) The recitals to this Agreement shall be deemed to be a part of this Agreement.

(c) All reference herein to this “Agreement” shall include the Exhibits and Schedules attached hereto.

(d) The word “shall” when used in this Agreement is a word of mandate, construed as “must.”

(a) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

Section 13.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The signature of any party that is delivered by telecopy or other means of electronic execution and/or delivery (including DocuSign) shall be effective and deemed an original.

Section 13.10 Governing Law; Dispute Resolution.

(a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

(b) Informal Dispute Resolution. In the event of any dispute, claim or controversy arising out of or relating to this Agreement, the Parties shall first attempt in good faith to resolve their dispute through in-person or video conference negotiation between authorized representatives of each of the Parties with authority to settle the relevant dispute for a period of not less than ten (10) days from the delivery of written notice under this Section 13.10(b). Either Party may commence this negotiation by delivering written notice to the other Party pursuant to the terms outlined in this Agreement. The Parties may agree to engage the services of a jointly agreed-upon mediator to facilitate this in-person meeting, in which case they agree to share equally in the costs of the mediation.

(c) Arbitration. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise expressly provided in this Agreement, or (ii) any such controversies or claims arising out of a Party’s breach of its restrictive covenants hereunder for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration with a single arbitrator mutually agreed upon by the Parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed, then by one arbitrator having reasonable experience in corporate transactions of the type provided for in this Agreement and who is chosen by JAMS. The arbitration shall take place in Chicago, Illinois in accordance with the JAMS International Arbitration Rules then in effect, and judgment upon any award rendered in such arbitration will be final and binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated; (b) depositions of all Party witnesses; and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with Illinois laws, the arbitrator shall be required to provide in writing to the Parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

(d) JURY TRIAL WAIVER. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.10(D).

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed as of the date first written above.

SELLER:	DOUBLE OR NOTHING LLC

	By:	/s/ Joel Gott
	Name:	Joel Gott
	Title:	Manager

PURCHASER:	AGRIFY CORPORATION

	By:	/s/ Benjamin Kovler
	Name:	Benjamin Kovler
	Title:	Interim Chief Executive Officer

OWNERS:	JOEL GOTT

/s/ Joel Gott

CHARLES BIELER

/s/ Charles Bieler